Exhibit 3.79

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

OF A LIMITED PARTNERSHIP

TO BE FILED PURSUANT TO SECTION 17-213(a)

1. The name of the Limited Partnership is IASIS Glenwood Regional Medical Center, L.P.

2. That a Certificate of Limited Partnership was filed by the Secretary of State of Delaware on July 20, 2006, and that said Certificate requires correction as permitted by Section 17-213 of the Limited Partnership Act.

3. The inaccuracy of said Certificate is the name contains periods after the L and the P.

4. The Certificate is hereby corrected to read as follows:

“(1) The name of the limited partnership is IASIS Glenwood Regional Medical Center, LP”.

Executed on this 4th day of January, 2007.

By: IASIS HEALTHCARE HOLDINGS, INC., general partner

By:	/s/ Karen Abbott
Name: Karen Abbott
Title: Assistant Secretary